Filed pursuant to Rule No. 424(b)(3)

File Number 333-105740

Prospectus Supplement No. 2

(to Prospectus dated June 10, 2003 and Prospectus Supplement No. 1 dated June 24, 2003)

2,887,425 SHARES

AMERICAN TECHNOLOGY CORPORATION

COMMON STOCK

This Prospectus Supplement No. 2 supplements our prospectus dated June 10, 2003 and Prospectus Supplement No. 1 dated June 24, 2003. The prospectus relates to the resale of shares of our common stock by the selling stockholders identified in the prospectus (including their transferees, pledgees, donees or other successors). You should read this prospectus supplement in conjunction with the prospectus and the prior prospectus supplement listed above.

Amendments to Selling Stockholder Table

1.    The information relating to NGHK Holdings, LLC and certain footnotes contained in the first table of selling stockholders listed in the prospectus is hereby amended as follows:

Selling Stockholder	Common Stock Underlying Series E Preferred Stock	Common Stock Underlying Common Stock Warrant	Outstanding Common Stock	Total Common Stock Beneficially Owned Before Offering	Maximum Number of Shares Offered Hereby		Shares of Common Stock Beneficially Owned After Offering
Name	(1) Number	(2) Number	(27) Number	(3) Number	(4) Number		Number	%
NGHK Holdings, LLC	461,625	—	112,500	647,695	547,125	(18)	299,041	1.9%

(2)	Includes 395,235 shares of common stock issuable upon exercise of warrants issued to the purchasers of Series E Preferred Stock. The warrants are exercisable at $3.25 per common share, at any time until December 31, 2007.

(18)	Kwok Hung Ng is believed by us to have sole voting and investment power with respect to the securities held. Includes warrants exercisable for 147,000 common shares other than those covered by this prospectus and common shares issuable on conversion of $250,000 principal amount of convertible subordinated promissory notes. 75,000 shares of Series E Preferred Stock are owned of record by the selling stockholder. The selling stockholder exercised common stock warrants to purchase 112,500 common shares at $3.25 per share on June 27, 2003.

The date of this prospectus supplement is June 27, 2003.